EXHIBIT 99.1

Inuvo Releases New Investor Presentation

LITTLE ROCK, Ark. — July 8, 2026 — Inuvo, Inc. (NYSE American: INUV), a provider of artificial intelligence advertising technology solutions, today announced that it has published an updated investor presentation to the Investor Relations section of its website.

The presentation provides additional context on Inuvo's IntentKey® AI strategy, market opportunity, growth priorities, and long-term value-creation plan. It is intended to give investors new to the Inuvo story — as well as existing shareholders — a clearer view of how the Company is positioning IntentKey to meet growing demand for dynamic audience intelligence that identifies why consumers are interested in products, services, and brands, without relying on who those consumers are.

Highlights from the presentation include:

•	The accelerating disruption of the programmatic advertising market;
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Inuvo's competitive positioning as the developer of IntentKey, a proprietary large language model built for media decisioning that continuously learns from signals across the open web — with no dependence on cookies, personal identifiers, or static data;

•	IntentKey's differentiated speed and intelligence advantage, including a 24-hour lead on emerging consumer demand and dynamic audience model creation;
•	Recent commercial, product, and strategic milestones for IntentKey;
•	The Company's four strategic growth pillars — go-to-market focus, raising IntentKey's industry profile, continuous product innovation, and high-margin growth; and
•	A path to profitability anchored by high-margin IntentKey revenue, supported by new leadership, a scalable proprietary algorithm, and a $220 billion total addressable market.

The investor presentation is available in the Investor Relations section of Inuvo's website.

About Inuvo

Inuvo, Inc. (NYSE American: INUV) is a disruptive AI specifically designed for modeling media audiences. IntentKey® AI is a patented technology capable of identifying customer engagement based on real-time media consumption. Our models refresh every 5 minutes and know, with precision, why prospects are interested in a product or brand, predicting purchase intent 24 hours before legacy programmatic systems can respond to buying signals. Inuvo's language-based AI does not rely on consumer IDs, keeping Inuvo on the vanguard of consumer data privacy. To learn more, visit www.inuvo.com.

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Safe Harbor / Forward-Looking Statements

Statements in this press release relating to Inuvo’s future plans, expectations, beliefs, intentions, and prospects are “forward-looking statements” and are subject to material risks and uncertainties. A detailed discussion of these factors and other risks that affect our business is contained in Inuvo’s Securities and Exchange Commission (SEC) filings, including our most recent reports on Form 10-K and Form 10-Q under the heading “Risk Factors.” These filings are available on the SEC’s website or on Inuvo’s website at Investor Relations – Inuvo®. All information in this press release is current as of the date of release, and Inuvo undertakes no duty to update any statement in light of new information or future events.

Investor Contact - Inuvo

Wallace Ruiz

Chief Financial Officer, Inuvo, Inc.

Tel: (501) 205-8397

Email: wallace.ruiz@inuvo.com

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